UNITES STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2017

NEPHROS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-32288	13-3971809
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

41 Grand Avenue, River Edge, New Jersey 07661

(Address of principal executive offices, including ZIP code)

(201) 343-5202

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2017 (the “Effective Date”), Nephros, Inc. (the “Company”) appointed Andrew Astor as its Chief Financial Officer, effective immediately. Mr. Astor, age 60, is a technology and business executive with 30 years of financial and operating experience. Mr. Astor was most recently President and Chief Financial Officer at Open Source Consulting Group, a growth stage services firm. Previously, he was a Managing Director at Synechron, a global consulting organization, from 2013 to 2015. From 2009 to 2013, he served as Vice President at Asurion, a large, privately-held insurance company. Mr. Astor was co-founder of the software company EnterpriseDB, and served as its CEO from 2004 to 2008. Mr. Astor was Vice President, Strategic Solutions at webMethods, a software firm, from 2002 to 2004 and Vice President of Transactional Products at Dun & Bradstreet from 1998 to 2001. Prior to 1998, Mr. Astor held various roles at American Management Systems, SHL/MCI Systemhouse, and Ernst & Young. Mr. Astor received his Bachelor of Arts in Mathematics from Clark University, and his MBA from The Wharton School at the University of Pennsylvania.

The terms of Mr. Astor’s employment with the Company are set forth in letter agreement dated as of February 10, 2017 (the “Agreement”). The Agreement provides that Mr. Astor’s employment will be at-will and will initially be at 50% time, but after approximately six to nine months, the Company expects to consider increasing the position to full time. Pursuant to the Agreement, Mr. Astor will initial receive a salary of $10,000 per month, which the Company would expect to increase to an annualized base salary of $250,000 if the position transitions to full-time. Mr. Astor is also eligible for up to a 25% annual bonus, based primarily on Company performance.

In addition, Mr. Astor was granted a 10-year stock option to purchase an aggregate of 579,571 shares of the Company’s common stock pursuant to the Company’s 2015 Equity Incentive Plan. The option is exercisable at a price of $0.4599 per share, which represents the closing sale price of the Company’s common stock on the Effective Date. Mr. Astor’s right to purchase the shares vests, subject to his continued employment, as follows:

●	12.5% of the shares subject to the option vest on the first anniversary of the Effective Date;

●	37.5% of the shares subject to the option vest in twelve equal quarterly installments, with the first installment vesting three months following the first anniversary of the Effective Date;

●	20% of the shares subject to the option will vest, if ever, upon approval of listing of the Company’s common stock on the NASDAQ Stock Market, New York Stock Exchange or such other national securities exchange approved by the Board;

●	10% of the shares subject to the option will vest, if ever, on the February 1st following the Company’s first completed fiscal year in which annual revenue exceeds $6,000,000; and

●	20% of the shares subject to the option will vest, if ever, on the February 1st following the Company’s first completed fiscal year in which annual revenue exceeds $10,000,000.

The Agreement provides that if the Company terminates Mr. Astor without “cause” (as defined in the Agreement), then, if such termination occurs prior to the second anniversary of the Effective Date, he shall be entitled to continuation of his base salary and health benefits for a period of three months, or, if such termination occurs following the second anniversary of the Effective Date, continuation of his base salary and health benefits for a period of six months.

Effective upon Mr. Astor’s appointment as Chief Financial Officer, Daron Evans no longer serves as Acting Chief Financial Officer.

The foregoing descriptions of the material terms of the Agreement are qualified in their entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 to this report and incorporated herein by reference. A copy of the Company’s press release issued February 14, 2016, announcing Mr. Astor’s appointment is attached hereto and incorporated by reference herein as Exhibit 99.1

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement dated February 10, 2017, between Andrew Astor and Nephros, Inc.
99.1	Press Release of Nephros, Inc. dated February 14, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

Dated: February 14, 2017	By:	/s/ Daron Evans
Daron Evans
President & Chief Executive Officer

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NEHPROS, INC.

FORM 8-K

INDEX TO EXHIBITS FILED WITH THIS REPORT

Exhibit No.	Description

10.1	Letter Agreement dated February 13, 2017, between Andrew Astor and Nephros, Inc.
99.1	Press Release of Nephros, Inc. dated February 14, 2017.